, 2019
Exhibit 99.1

LIBERTY LATIN AMERICA ANNOUNCES DATE OF 2022 ANNUAL SHAREHOLDERS MEETING

Denver, Colorado – April 11, 2022: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) will hold its 2022 Annual Meeting of Shareholders (“AGM”) on Tuesday, May 17, 2022, at 8:00 a.m. Mountain Time (11:00 a.m. Bermuda Time) via a live audio-only webcast. Due to the ongoing COVID-19 pandemic, the AGM will be held virtually. LILA and LILAB shareholders as of 5:00 p.m. New York City time on the record date of March 22, 2022 (“Record Date”) will be eligible to vote on the proposals at the AGM. LILAK shareholders as of the Record Date, are not entitled to vote on any of the AGM proposals, but they may attend the AGM. Shareholders may listen to the AGM and may submit a question in connection with the AGM through our live audio-only webcast by registering at www.proxydocs.com/LILA. prior to 5:00 p.m. New York City time on May 16, 2022. Upon completion of registration, shareholders will receive a link allowing them to access the audio-only webcast approximately one hour prior to the start of the AGM.

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations: Media Relations:
Kunal Patel ir@lla.com Claudia Restrepo llacommunications@lla.com